Exhibit 10.3

July 4, 2023

MedTech Acquisition Corporation

48 Maple Avenue

Greenwich, CT 06830

Re: Termination of Backstop Letter Agreement

Ladies and Gentlemen:

In accordance with that certain Backstop Letter Agreement, dated June 7, 2023 (the “Backstop Letter Agreement”), this letter (this “Termination Letter”) hereby serves as confirmation and agreement by each of MedTech Acquisition Corporation, a Delaware corporation (“MTAC”) and MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), that Individual Sponsor Investors (as such term is defined in the Backstop Letter Agreement) have collectively executed and delivered Subscription Agreements (as such term is defined in the Backstop Letter Agreement) to MTAC providing for an aggregate investment by such Individual Sponsor Investors equal to or greater than Two Million Dollars ($2,000,000), and that as such, the Backstop Letter Agreement is hereby terminated, effective immediately, pursuant to Section 3 of the Backstop Letter Agreement.

Upon execution of this Termination Letter by the respective parties hereto, there shall be no continuing obligation or liability of either party pursuant to the Backstop Letter Agreement. This Termination Letter may be executed and delivered (including by facsimile or portable document format (.pdf transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Termination Letter Agreement has been executed as of July 4, 2023.

MTAC:

MEDTECH ACQUISITION CORPORATION

By:	/s/ Christopher Dewey
	Name:	Christopher Dewey
	Title:	Chief Executive Officer

SPONSOR:

MEDTECH ACQUISITION SPONSOR LLC

By:	/s/ Christopher Dewey
	Name:	Christopher Dewey
	Title:	Managing Member

[Signature Page to Termination Letter]